EXHIBIT 5.1

Jonathan D. Leinwand, P.A.	18305 Biscayne Blvd Suite 200 Aventura, FL 33160 Tel: (954) 903-7856 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

December 9, 2022

QDM International Inc.

Room 715, 7F, The Place Tower C, No. 150 Zunyi Road

Changning District, Shanghai, China 200051

Re:      QDM International Inc.

             Registration Statement on Form S-1
             File No. 333-267263

Ladies and Gentlemen:

We have acted as special counsel to QDM International Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 30,000,000 shares of common stock (the “Registered Shares”) offered for sale by the Company pursuant to the above-referenced registration statement, as amended, on Form S-1, File No. 333-267263 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on or about the date hereof.

We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, resolutions, instruments, certificates, records, and documents.

Subject to and in reliance upon the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act, the per share consideration has been paid, and when the offering is completed as contemplated by the Registration Statement, the Registered Shares then issued will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Florida; and (b) the federal laws of the United States.

QDM International

333-267263

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter, or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated, or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours, JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.